CODE OF ETHICS

December 31, 2025

This document contains confidential information created and maintained by Consilium Investment Management and should not be reproduced without prior written authorization.

Table of Contents

Section 1: Statement of Policy	| 6
Section 2: Scope	| 7
Relevant Exhibits	| 7
Persons Covered by the Code	| 7
Securities Covered by the Code	| 7
Accounts Covered by the Code	| 8
Indirect Interest or Control	| 8
Beneficial Interest or Control - Trusts	| 8
Section 3: Statement of General Principles and Code of Conduct	| 9
Relevant Exhibits	| 9
Code of Conduct	| 9
Compliance with Laws, Rules and Regulations	| 9
Corporate Opportunities	| 10
Competition and Fair Dealing	| 10
Confidentiality	| 10
Privacy of Client Financial Information	| 11
Protection and Proper Use of the Company’s Assets	| 11
Payments to Government Personnel	| 11
Waivers of the Code	| 11
Disclosures and Controls	| 11
Rumor Controls	| 12
Public Disclosure and Financial Reporting	| 12
Section 4: Fiduciary Capacity	| 14
Relevant Exhibits	| 14
Fiduciary Duty	| 14
Fiduciary Principles	| 14
Best Execution	| 15
Section 5: Insider Trading	| 16
Relevant Exhibits	| 16
Who is an Insider?	| 16
What is Material Information?	| 17
What is Non-Public Information?	| 17
Protection of Material Non-Public Information	| 17
Penalties for Insider Trading	| 18

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Procedures to Implement Insider Trading Policy	| 18
Restricted/Watch Lists	| 19
Violations	| 19
Procedures	| 19
Section 6: Personal Securities Policy	| 21
And Reporting	| 21
Relevant Exhibits	| 21
Trading in Pre-Approved Stocks	| 22
Reporting Requirements	| 22
Procedures for Initial and Annual Reporting of Personal Securities Holdings	| 23
Procedures for Quarterly Reporting of Personal Securities Transactions	| 23
Reporting	| 24
IPOs and Private Placements Policy Pre–clearance	| 24
Exceptions to Reporting	| 24
Procedures	| 24
Pre-Clearance of Personal Securities Transactions	| 25
Section 7: Outside Business Activities Policy and Reporting	| 26
Relevant Exhibits	| 26
Outside Business Activities	| 26
Preapproval	| 26
Executor/Trustee	| 26
Procedures	| 26
Section 8: Gifts and Entertainment Policy	| 27
Relevant Exhibits	| 27
Gifts and Entertainment	| 27
Section 9: Conflict of Interest	| 28
Section 10: Other Transactions	| 29
Section 11: Social Media and Networking Policy	| 30
Relevant Exhibits	| 30
Policy	| 30
Procedures	| 32
Section 12: Political Contributions Policy and Reporting	| 33
Relevant Exhibits	| 33
Background	| 33
Policy	| 34
Section 13: Code of Ethics Acknowledgements	| 38
Relevant Exhibits	| 38
Acknowledgements	| 38
Procedures	| 38
Section 14: Form ADV Disclosure	| 39
Relevant Exhibits	| 39

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Section 15: Violations and Sanctions	| 40
Relevant Exhibits	| 40
Reporting any Illegal or Unethical Behavior or Violations of this Code	| 40
Sanctions	| 40
Enforcement of this Code	| 40
Section 16: Whistleblower Policy	| 41
Relevant Exhibits	| 41
General	| 41
Reporting Responsibility	| 41
No Retaliation	| 41
Reporting Violations	| 41
CCO	| 41
Accounting and Auditing Matters	| 42
Acting in Good Faith	| 42
Confidentiality	| 42
Handling of Reported Violations	| 42
Retention of Complaints	| 43
Section 17: Global Anti-Corruption Policy	| 44
Overview of Global Anti-Corruption Laws	| 45
Policy Guidelines	| 46
Obligations of Supervised Persons	| 48
Section 18: Compliance Oversight	| 49
Relevant Exhibits	| 49
Section 19: Recordkeeping	| 50
Relevant Exhibits	| 50
EXHIBITS	| 51
Exhibit A – Covered Persons	| 52
Exhibit B – Definitions	| 53

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Code of Ethics_______________________________________________
The Investment Advisers Act of 1940 (Advisers Act) requires all Securities and Exchange Commission (SEC) registered investment advisers to adopt Codes of Ethics.
Consilium Investment Management, LLC (“CIM” or “Company”) as an investment adviser is a fiduciary that owes its clients a duty of undivided loyalty. In order to educate our employees, protect the reputation of the Company and guard against violating the securities laws, both federal and state, CIM is adopting this Code of Ethics (the “Code”) to establish standards of conduct to which its employees must adhere. In addition, the Code of Ethics addresses personal securities trading and requires reporting of personal holdings and securities transactions of certain employees.
The person named below is responsible for compliance with all regulatory jurisdictions’ rules and regulations, (which includes the administration of this Code), the Company’s internal policies and procedures, and the overall supervision of Covered Persons.

Mr. Charles T. Cassel III
Managing Director, Chief Financial Officer,
And Chief Compliance Officer

Consilium Investment Management, LLC
2400 E. Commercial Blvd, Suite 900
E-mail: ccassel@consimllc.com
(954) 315-9381

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Section 1: Statement of Policy

It is the policy of CIM to establish such procedures and guidelines governing the conduct of its business to prevent actual or potential conflicts of interest with its clients and to prevent violations of securities laws or other duties owed to clients.

In addition to the Company's fiduciary duty to its clients which requires each employee to act solely for the benefit of the clients, employees also have a duty to act in the best interests of the Company. Therefore, it is in the best of interests of CIM to avoid potential conflicts of interest, or even the appearance of such conflicts, in the conduct of our officers and employees.

While it is impossible to define all the situations which might pose a risk of securities laws violations or create conflicts, this Code is designed to address those circumstances where such concerns are most likely to arise. By complying with the guidelines below, the Company's employees can minimize their and the Company's potential exposure to violations of securities laws, prevent fraudulent activity and reinforce fiduciary principles.

Failure to comply with the provisions of this Code is a ground for disciplinary action, including discharge, by the Company. Adherence to the Code is considered a basic condition of your employment with the Company. If you have any doubt as to the propriety of any activity, you should consult with the person charged with the administration of this Code, who is the Company’s Chief Compliance Officer (“CCO”), Charles T. Cassel III.

A copy of this Code and any amendments will be provided to each supervised person (as defined in the Investment Advisers Act of 1940). Each person must acknowledge in writing the receipt of these copies. “Supervised Person” means any partner, Officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

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Section 2: Scope

Relevant Exhibits
    Exhibit A – List of Covered Persons

Persons Covered by the Code
The Code applies to Covered Persons, as defined below.
Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:
1.Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
2.Employees; and
3.Any other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.
Supervised Persons include a subset, Access Persons, who are subject to personal securities reporting requirements. Access Persons are defined as any of the Company’s Supervised Persons:
1.Who have access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund the Company or its control affiliates manage; or
2.Who are involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.
Note that under this last clause, even if an employee has no involvement in making recommendations, he or she may become an Access Person simply by learning of recommendations or decisions being made by CIM in the course of his/her employment duties.
The Company’s directors are presumed to be Access Persons. However, certain directors of the Company may not be considered Access Persons if they do not otherwise fall under the definition of an Access Person.
The Company has elected to subject all Covered Persons to the provisions of this Code. All Covered Persons are listed on Exhibit A to this Code.
Securities Covered by the Code
A Covered Security includes any instrument that is considered a Security under the Advisers Act except the following:
1.Direct obligations of the U.S. government (e.g., treasury securities);
2.Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;
3.Shares issued by money market funds;
4.Shares of open–end mutual funds that are not advised or sub–advised by the Company or its affiliates;
5.Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Company or its affiliates; and

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6.Shares of ETFs held in college savings plans (529 Plans).
Accounts Covered by the Code
The Code applies to Accounts over which the Covered Person has direct or indirect beneficial interest or control. The Company’s Code requires a Covered Person to submit reports on all Covered Securities in all Covered Accounts.
Covered Persons have an interest in securities if they have the ability to directly or indirectly profit from a securities transaction.
Indirect Interest or Control
The following are examples of indirect interest or control of securities:

1.Securities held by members of Covered Persons’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
2.Covered Persons’ interests as a general partner in securities held by a general or limited partnership; and
3.Covered Persons’ interests as a manager/member in the securities held by a limited liability company.

Covered Persons have no indirect interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they share investment control over the securities held by the entity.
Beneficial Interest or Control - Trusts
The following are examples of beneficial interest in securities held by a trust:

1.Ownership of securities as a trustee where either the Covered Person or members of the Covered Persons’ immediate family have a vested interest in the principal or income of the trust;
2.Ownership of a vested beneficial interest in a trust; and
3.A Covered Person’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the Covered Person to revoke the trust.

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Section 3: Statement of General Principles and Code of Conduct

Relevant Exhibits
None

The Company is dedicated to providing effective and proper services to its clients and depends upon a high level of public and client confidence for its success. That confidence can be maintained only if the Company’s Covered Persons maintain the highest standards of ethical behavior in the performance of their duties.
Covered Persons must:
1.Place interests of clients first, and must scrupulously avoid serving their own interests ahead of those of the clients when making any decision relating to personal investments;
2.Not take inappropriate advantage of their positions;
3.Keep information concerning client’s investments confidential; and
4.Always provide professional investment management advice based upon unbiased independent judgment.
These principles govern all conduct by Covered Persons whether or not such conduct is covered by specific procedures.
Code of Conduct
The Advisers Act requires the Company’s Code of Ethics to set forth a standard of business conduct required of all Covered Persons. As an investment advisor, the Company acknowledges that it is performing its obligations from a position of trust and fiduciary responsibility to its clients. This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company. All employees, partners, officers, directors and consultants (including those of under contractual obligation to the Company; hereafter collectively referred to as ‘employees’) must conduct themselves accordingly.
Employees must not only observe acceptable general principles of conduct and specific requirements surrounding personal trading and reporting, but must comply with applicable federal and state laws. The applicable regulations may include the Securities Act, the Investment Advisors Act, the Exchange Act as well as other regulations adopted by the Securities and Exchange Commission and other regulators. In the unexpected situation where a law conflicts with a policy in this Code or if an Employee has any questions about any potential conflicts, Employees should ask their manager, the Chief Compliance Officer (CCO) or other appropriate person how to handle the situation. Situations which arise where the Employee believes there is a conflict in actions required or requested between the code and the law must be immediately brought to the attention of the CCO.
The Company believes that these general principals to be detailed in this acknowledgement will assist the Company in fulfilling its fiduciary responsibilities as well as protect the integrity and reputation of the Company and its employees. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment or other service or actions to remove the individual as an employee (refer to the full definition of employee set out above).
Compliance with Laws, Rules and Regulations
Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All employees of the Company must respect, obey and comply with all applicable governmental

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laws, rules and regulations, including those of the cities and states in which the Company operates. Although not all employees of the Company are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from the CCO.
The Company will hold information and training sessions at least annually to promote compliance with laws, rules and regulations, including insider-trading laws at least annually.

CIM’s directors, officers, or employees may not:

1.    In communicating with the Company or any of its customers, counterparties or regulators, make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made accurate and complete.

2.    Engage in any act, practice or course of business which operates or could operate as a fraud or deceit upon the Company, any of its customers, counterparties or regulators, or any other person.

3.    Cause the Company to violate any laws, rules and regulations applicable to the Company.

4.Buy or sell securities of any issuer when in possession of material nonpublic information relating to the issuer, or recommend that another person buy, sell or hold the securities of such issuer.
Corporate Opportunities
Employees of the Company are prohibited from personally taking for themselves, opportunities that are discovered through the use of corporate property, information or position without the consent of the Managing Directors. No employee of the Company may use corporate property, information, or position for improper personal gain. Employees of the Company owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.
Competition and Fair Dealing
The Company seeks to outperform the competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee of the Company should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, employees, officers and directors. No employee of the Company should take unfair advantages of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice. Any violation of this Code will subject the employee to sanctions that may include termination of employment.
Confidentiality
Employees of the Company must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by a company officer or legal counsel, or required by laws, rules or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment or other service ends. Any violation of the confidentiality portion of this Code will be cause for termination of employment. For additional details please refer to the Company’s policy on Safeguarding Client Information.

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Privacy of Client Financial Information
The Company will not disclose any nonpublic personal information about a client to any nonaffiliated third party unless the client expressly gives permission to the Company to do so. The client must grant such permission or deny permission to the Company in writing. A copy of the permission/denial document will be filed in the client file. The permission/denial should be part of the client application.
The Company will ensure that in all dealings with third parties that the privacy policy, as articulated in the Company’s Compliance Manual, will be followed.
Protection and Proper Use of the Company’s Assets
All employees of the Company should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of employees of the Company to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.
Payments to Government Personnel
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make payments to government officials of any country.

In addition, the U.S. government has a number of laws, rules and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The CCO can provide guidance in this area. Policies regarding political contributions to state and local elections are covered in Section 12 of this Code.
Waivers of the Code
Any waiver of this Code may be made only by unanimity of the Managing Directors and will be promptly disclosed as required by law or regulation.

Waivers for one Managing Director may be made only by the other Managing Director. The Company will publicly report all waivers which apply to the Company's Managing Directors as required by applicable laws and regulations.
Disclosures and Controls
All employees of the Company are responsible for full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC, other regulatory bodies and in other public communications made by the Company.

The Form ADV requires the reporting of past disciplinary actions taken against all "advisory affiliates." The term "advisory affiliates" includes directors and chief officers of an advisor; individuals who have the power to direct or cause the direction of the management or policies of a company; and all current employees except those performing only clerical administrative, support or similar functions. Many advisory affiliates must also provide biographical information which must be reported to the SEC.

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All advisory representatives are required to provide full information to the Company as to all relevant past disciplinary actions taken against them and, if necessary, to provide full biographical information. If any of the information previously provided becomes inaccurate or needs to be updated to make it accurate, it shall be your obligation to bring this to the attention of the CCO.
Rumor Controls
In conjunction with any and all SEC compliance requirements, CIM will not tolerate and forbids any form of manipulative or false rumors or gossip being created, transmitted or spread in any medium or to any entity, by any employee. Such rumors can unduly and unfairly affect pricing, valuation and trading of investment instruments. The creation of, spreading or furtherance of any type of such manipulative or false rumor, in any form or medium, to any person or entity, shall be cause for immediate dismissal from the Company for any and all employees that are involved in any way with such information. This includes, but is not limited to the creation, use, possession of any type of manipulative or suspect messages, paragraphs, comments, words or language in any type of medium, including written documents, electronic communications, (Email, PIN messages, instant messages, text messages, blogs, chat rooms, and PDA’s) and phone messages. If the existence, or possible existence of any type of manipulative/false rumor is suspected/detected by any employee, he/she shall immediately report such incident directly to his/her supervisor, the CCO and/or a Managing Director. The CCO will immediately investigate the possible existence and veracity of such rumor, its origin, destination, and materiality. Further, as a regular policy and practice, the CCO will continually monitor and check all types of communications for detection of any such malicious and/or false rumors being created within or being received by CIM.
Public Disclosure and Financial Reporting
The Company requires that the information in its public communications, including SEC filings, be full, fair, accurate, timely and understandable. All directors, officers and employees who are involved in the Company's disclosure process, including the Managing Directors, are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors. In addition, any director, officer or employee who has a supervisory role in the Company's disclosure process has an obligation to discharge his or her responsibilities diligently.
The Company’s Managing Directors are required to establish and manage the Company’s reporting systems and procedures to ensure that:

1.Business transactions are properly authorized and accurately recorded on the Company’s books and records.

2.    The Company’s records are maintained in accordance with applicable legal and regulatory requirements and Company policy.

3.Periodic reporting and communications are communicated in a manner that offers the highest degree of clarity and meaning so that readers will be able to determine the significance and potential consequences.

4.Personnel dealing with the finances of the Company are informed as to rules and regulations that affect the financial operation of the Company.

5.The financial operation of the Company is monitored as to compliance with any applicable rules and regulations.

6.Any identified error is corrected in a timely manner.

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Section 4: Fiduciary Capacity

Relevant Exhibits
None

Fiduciary Duty
Pursuant to Section 206 of the Advisers Act, both the Company and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this Section involves more than acting with honesty and good faith alone. It means that the Company has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Fiduciary Principles
1.Disinterested Advice. The Company must provide advice that is in the client’s best interest and all personnel must not place their interests ahead of the client's interests under any circumstances.
2.Written Disclosures. Both the Disclosure Brochure (Form ADV Part 2) and the Company’s Client Advisory Agreement must include language detailing all material facts regarding the Company, the advisory services rendered, compensation and conflicts of interest. It is the responsibility of the CCO to ensure that all clients are provided with these documents and that they contain the proper disclosure language.
3.Oral Disclosures. Where regulations require specific oral disclosures to be provided to clients, the CCO should review with all personnel the proper manner in which to affect such disclosures, as well as establish procedures for monitoring compliance.
4.Conflicts of Interest. All personnel must disclose any potential or actual conflicts of interest when dealing with clients. For example, if investment advice includes transaction recommendations that would be executed through the Company or an affiliate of the Company, then the advice given would be subject to a potential conflict of interest.
5.Confidentiality. Client records and financial information must be treated with strict confidentiality. Under no circumstances should any such information be disclosed to any third party that has not been granted a legal right from the client to receive such information; required by regulators or legal authorities; or service providers on a need-to-know basis entering into confidentiality agreements with a required reason to have temporary access (i.e. administrator)
6.Fraud. Engaging in any fraudulent or deceitful conduct with clients or potential clients is strictly prohibited. Examples of fraudulent conduct include, but are not limited to: misrepresentation; nondisclosure of fees; and, misappropriation of client funds.
7.Fiduciary Obligations. The Company and its employees are subject to the following specific fiduciary obligations when dealing with clients:

a.The duty to have a reasonable, independent basis for the investment advice provided;
b.The duty to obtain best execution for a client's securities transactions where the a covered person is in a position to direct brokerage transactions for that client;
c.The duty to ensure that investment advice is suitable to meeting the client’s individual objectives, needs, and circumstances; and,
d.A duty to be loyal to client interests.

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8.Fiduciary Obligations under ERISA. The Company, either directly with clients or through client ownership of managed private investment companies, does not manage ERISA assets. The CCO is aware of the definition and requirements involving ERISA assets, as described below:
a.Defined. Under ERISA, a fiduciary is any person who:

1.exercises discretionary authority or control involving the management or disposition of plan assets;

2.renders investment advice for a fee; or,

3.has any discretionary authority or responsibility for the administration of the plan.

b.Requirements. Where the Company acts as a fiduciary under ERISA, it must:

1.act solely in the interests of the participant and their beneficiaries;

2.offset the expenses of administration of the plan;

3.act with the care, skill, prudence, and diligence that a prudent man would use in the same situation;

4.diversify plan investments to reduce the risks of large losses unless it is clearly prudent not to do so; and,

5.act according to the terms of the plan documents, to the extent the documents are consistent with ERISA.
Best Execution
CIM emphasizes, requires and monitors best execution principals in its daily business. CIM believes that best execution implicates duties: care and loyalty. The duty of care consists of four components: (1) best price; (2) fair commissions; (3) proper allocation and (4) good service. The duty of loyalty includes identifying conflicts of interest, mitigating them to the highest extent possible, and disclosing them to clients. CIM constantly reviews its policies in regards to broker selection, commissions; trade analytic systems; disclosure; and conflicts of interests. CIM emphasizes and requires all of its employees to understand, follow, and utilize all of its guidelines for continued best execution.

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Section 5: Insider Trading

Relevant Exhibits
    None

Employees of the Company who have access to confidential information (and any employee of the Advisor, officer or director could have access to such information) are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision or otherwise benefit on the basis of this information is not only unethical but also illegal.

In order to assist with compliance with laws against insider trading, the Company has adopted a specific policy governing employees, officers and directors trading in securities. This policy has been distributed to every employee of the Company. Any questions should be directed to the Company’s CCO or the Company’s legal counsel.

The Company forbids any officer, director, employee, investment advisory representative, or other associated persons from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. This conduct is frequently referred to as “insider trading.” This policy applies to every officer, director, employee, investment advisory representative and other associated persons and extends to activities within and outside their duties at the Company.

The term “insider trading” is not clearly defined in federal or state securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•Trading by an insider on the basis of material non-public information;

•Trading by a non-insider on the basis of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or,

•Communicating material non-public information to others.

The elements of insider trading and penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any questions arise, Employees should consult the Company’s CCO.

Who is an Insider?
The term “insider” is broadly defined. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the Company’s affairs and, as a result, is given access to information solely for the Company’s purposes. A temporary insider can include, among others, the Company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a client’s publicly-held firm to which it provides advice or for which it performs other services. If a client’s publicly-held firm expects the Company to keep the disclosed non-public information confidential and the relationship implies such a duty, than the Company will be considered an insider.

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What is Material Information?
Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information that a reasonable investor would most likely consider important in making their investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities, regardless of whether the information is related directly to the company’s business.

Information that officers, directors, employees, investment advisory representatives and other associated persons should consider material includes, but is not limited to: dividend changes; earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; major litigation; liquidation problems; and extraordinary management developments. The foregoing is not intended to be an exhaustive list.

Examples of information about a company which should be presumed to be “material” include, but are not limited to, matters such as:

c.dividend changes;
d.dividend increases or decreases;
e.earnings estimates;
f.changes in previously released earnings estimates;
g.significant new products or discoveries;
h.developments regarding major litigation by or against the company;
i.liquidity or solvency problems;
j.significant merger or acquisition proposals or agreements; or
k.extraordinary management developments,
l.similar major events which would be viewed as having materially altered the information available to the public regarding the Company or the market for any of its securities.

The foregoing is not intended to be an exhaustive list.

What is Non-Public Information?
Information is non-public until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public information.

Protection of Material Non-Public Information
For purposes of this Code “material nonpublic information” includes information about the adviser’s securities recommendations, client securities holdings and transactions and nonpublic information about a publicly traded company.

Client information should be accessed on a “need to know” basis and should be treated as inside information within the accepted use of the term. That is information which has not been disclosed generally to the marketplace, the disclosure of which is likely to affect the market value of the securities in question or is likely to be considered important to reasonable investors.
No employees of the firm shall make use of material non-public information ("inside") concerning any client or publicly traded company, nor shall any employee of the Company disclose any such inside information to other persons, including clients of the Company, if such use or disclosure would violate the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (together, the '"34 Act") or the spirit of the newly proposed Rule 204A-1. Every employee shall keep confidential any information communicated to such employee, including all information related to

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securities recommendations and investment decisions being made by the Company. No employee shall, in violation of the '34 Act, direct trades in securities for accounts of investment advisory clients as to which the Company, or either of its divisions, has discretionary authority while the Company is in possession of inside information. Such use, disclosure or trades may subject both the employee and the Company to substantial legal penalties under the '34 Act and other laws.

An employee, who comes to possess or believes that he or she may have come to possess inside information concerning any publicly traded company, shall discuss such information with the CCO who shall determine whether use of such information would violate the '34 Act or other laws. If the CCO determines that it would, he shall notify all employees that they are prohibited from disclosing to other persons ("tippees") inside information about the issuer in question and from trading in the securities in question in Personal Securities Transactions or for the accounts of clients until further notice. The CCO shall, on a monthly basis, review such reports as well as records of trades for client accounts in order to determine whether the provisions of this Section are being complied with.

Penalties for Insider Trading
Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties described below even if they do not personally benefit from the activities surrounding the violation. Penalties include: civil injunctions; treble damages; disgorgement of profits; jail sentences; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and, fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided. In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

Procedures to Implement Insider Trading Policy
The following procedures have been established to aid the officers, directors, employees, investment advisory representatives and other associated persons of the Company in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions and criminal penalties.

1.Identify Insider Information
Before an Employee trades or makes investment recommendations for their self or others, including investment companies or private accounts managed by the Company, or in the securities of a company about which the Employee may have potential insider information, the Employee should ask themselves the following questions
a.Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?
b.Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the market place by being published in publications of general circulation?

2.Cease Communication and Report
If, after consideration of the above, the information is material and non-public, or if further questions arise as to whether the information is material and non-public, the following procedures shall be followed.
a.Report the matter immediately to the CCO.
b.Do not purchase, sell or recommend securities on behalf of the Employee or others, including accounts managed by the Company.

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c.Do not communicate the information inside or outside the Company other than to the CCO
d.After the CCO has reviewed the issue, the Employee will be instructed as to the proper course of action to take.

3.Restricting Access to Material Non-Public Information
Information in the Employee’s possession that the Employee identifies as material and non-public may not be communicated to anyone, including persons within the Company except as outlined in this section above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed.

4.Resolving Issues Concerning Insider Trading
If, after consideration of the items set forth in this section, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone. Current policy requires all employees to have a written pre-clearance approval to trade on any security.

Restricted/Watch Lists
Although the Company does not typically receive confidential information from public companies, it may, if it receives such information, take appropriate procedures to establish restricted or watch lists in certain securities.

The Company may place certain securities on a “restricted list.” Covered Persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period in which they are listed. Securities issued by companies about which a number of Covered Persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The Company shall take steps to immediately inform Covered Persons of the securities listed on the restricted list.

The Company may place certain securities on a “watch list.” Securities issued by companies about which a limited number of Covered Persons possess material, nonpublic information should generally be placed on the watch list. The list will be disclosed only to the Covered Persons and a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.
Violations
Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties, and exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any Covered Person will constitute grounds for immediate dismissal.
Procedures
Covered Persons must:
1.Consult the CCO when a question(s) arises regarding Insider Trading or when the employee suspects a potential Insider Trading violation;
2.Advise the CCO of all outside activities, directorships or material ownership in a public company (over 5%);
3.Maintain awareness, reports and monitor clients who are shareholders, directors, or senior officers of public companies;

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4.Ensure that no trading of securities for which they have inside information occurs in their Covered Accounts; and
5.Not disclose any insider information obtained from any source to inappropriate persons. Disclosure to family, friends or acquaintances will be grounds for immediate termination.

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Section 6: Personal Securities Policy
And Reporting
Relevant Exhibits
None

Essentially, this policy prohibits "Access Persons” from engaging in Personal Securities Transactions (as defined below) involving securities and financial instruments which the Company and any of its affiliates is recommending or trading or contemplates recommending to clients, and certain other securities and financial instruments.

No Access Person may engage in Personal Securities Transactions involving any financial instruments which are:

a)Owned by a client. This includes all collective investment schemes and managed accounts. This ban also holds true for financial instruments where a credit report is being prepared.

b)Actively contemplated for transactions on behalf of clients, even though no buy or sell orders have been placed. This restriction applies from the moment that an employee has been informed in any fashion that any advisory representative intends to purchase or sell a specific security for clients’ accounts. This is a particular sensitive area and one in which each employee must exercise caution to avoid actions which, to his or her knowledge, are in conflict or in competition with the interests of clients;

c)Debt or equity securities, including closed-end funds, in emerging markets, defined as a country outside the G-10;

The prohibition in this Section of the Code, however, does not extend to sovereign debt securities, shares of open-end investment companies (mutual funds) and Exchange Traded Funds (ETF’s).

Unless short sales, options, and margin transactions involve financial instruments which fall within the above prohibitions, employees may engage in such transactions; however, such transactions are strongly discouraged. Any employee engaging in such transactions should recognize the danger of being "frozen" because of the general restrictions which apply to personal transactions as noted above.

Any employee, who feels that the above prohibitions create a particular hardship for him or her in a particular case, should discuss the facts with the CCO. In specific cases of extreme hardship, an exception may be granted if the interests of the Company's clients permit.

For the purpose of this Code, "Personal Securities Transactions" include securities transactions for employees’ own account or transactions for other accounts in which employee have "beneficial interest," unless employees have no direct or indirect influence or control over the account or the transaction. "Beneficial interest" means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject securities. An Access Person is deemed to have a beneficial interest in securities owned by members of his or her immediate family. Common examples of beneficial interest include joint accounts, spousal accounts, UTMA accounts, partnerships, trusts and controlling interests in corporations. Any uncertainty as to whether an Access Person has a beneficial interest in a security should be brought to the attention of the CCO.

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"Immediate family" of an Access Person means any of the following persons who reside in the same household as the Access Person:

child            grandparent son-in-law
step-child            spouse daughter-in-law
grand-child        sibling brother-in-law
parent            mother-in-law sister-in-law
step-parent        father-in-law domestic partner

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law) which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

If an employee has a substantial measure of influence or control over an account, but neither they nor employee’s family have any direct or indirect beneficial interest (e.g., a trust for which you are trustee but not a direct or indirect beneficiary), the rules relating to Personal Securities Transactions are not considered to be directly applicable. Therefore, employee is not prohibited from engaging in Personal Securities Transactions with respect to such accounts, and reporting of such transactions (discussed below) is not required. In all transactions involving such accounts employee should, however, conform to the spirit of these rules and avoid any activity which might appear to conflict with Company’s investment advisory clients or with respect to employee’s position as a Supervised Person of the firm. In this regard, employees’ attention is directed to Sections covering "Other Conflicts of Interest," and "Other Transactions," respectively, which do apply to such situations.

The term "securities" for the purpose of this Code has a broad meaning; it includes all notes, stocks, bonds, evidences of indebtedness, certificates, investment contracts, puts, calls, options, and in general all interests or instruments commonly known as securities. Also included in this definition for the purposes of this Code are any other traded financial instruments such as forward currency exchange contracts and currency futures. More specifically, "security" has the same meaning set forth in Section 2 (a) (36) of the Investment Company Act of 1940.

Trading in Pre-Approved Stocks
Prior to trading in any security held or considered for a client’s portfolio (except the models), a Covered Person will need to submit an approval request to the Compliance Associate or CCO for each stock proposed in which the Covered Person seeks to hold interest in, with informational background on the stock along with a summary explaining the rationale of such stock not overlapping with a potential fund investment. The Compliance Associate or CCO will review and approve proposed stocks through the ComplySci platform1 (“ComplySci”). Pre-approved stocks and pre-clearance requests will be assessed on a case by case basis. A pre-approved stock does not guarantee permissibility for Covered Persons to participate in any personal security transactions unless pre-cleared prior to trading. Records of approvals as well as a list of pre-approved stocks will be maintained by the CCO.
Reporting Requirements
The Securities and Exchange Commission ("SEC") has proposed Rule 204A-1 under the Advisers Act that would require Access Persons of investment advisors to report their personal securities transactions and holdings. Rule 17j-1 of the Investment Company Act was adopted in 1980 and has required that advisers to investment companies have procedures in place that require Access Persons to submit periodic reports regarding their personal securities holdings and transactions. CIM has determined to adopt policies under its Code that mirror many of the requirements under 17j-1.

1 ComplySci is a web-based compliance monitoring solution that tracks employee activities against the Company’s rules and regulations. (https://www.complysci.com/)

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Procedures for Initial and Annual Reporting of Personal Securities Holdings
Initial
The report must be made within 10 calendar days of becoming a Covered Person. The information must be current as of a date no more than 45 days prior to the date the person becomes a Covered Person.
Annual
The report must be made within 45 calendar days of calendar year end - by February 14th of each year. The information must be current as of a date no more than 45 days prior to the date the report was submitted.
Content
The Initial and Annual holdings reports must include:
1.Title and exchange, ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each Covered Security in which the Covered Person has any direct or indirect beneficial ownership; and
2.Name of any broker, dealer or bank with which the Covered Person maintains an account in which any securities are held for the Covered Person’s direct or indirect benefit.
3.The Company has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm.

To comply with this policy, every Covered Person and members of their immediate family may also arrange for the compliance staff to receive from any broker, dealer, or bank that executes any Personal Securities Transaction, duplicate copies of statements for EACH brokerage account in which such Access Person or such immediate family member has a beneficial interest. Each month, the compliance staff will review the brokerage statements, together with the log of transactions in all client accounts and will discuss any apparent issues first with the Access Person. After this initial discussion, the CCO shall have sole discretion as to what action to take, including implementing the procedures in Section 8. In addition, Access Persons are required to present an Initial Statements of Holdings (upon first joining the company) and Annual Statements of holdings, as required by rule 17j-1.

Procedures for Quarterly Reporting of Personal Securities Transactions
Quarterly Personal Security Transaction Reports
The report must be made within 20 calendar days after the end of each calendar quarter.
Content
1.The report must contain the following information:
2.Date and title of the transaction and the exchange, ticker symbol or CUSIP number;
3.Interest rate and maturity date (if applicable);
4.Number of shares and the principal amount of each Covered Security involved;
5.Nature of the transaction (purchase, sale or any other type of acquisition or disposition);
6.Price of the Covered Security at which the transaction was effected; and
7.Name of the broker, dealer or bank with or through which the transaction was effected.

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Reporting
The Company has required that all confirmations and statements for outside brokerage activity be forwarded to the CCO directly from the carrying brokerage firm. This procedure has been streamlined with ComplySci as all Broker accounts are registered in ComplySci and the system conducts automatic reconciliations of pre-trade request transactions. Account statements from financial institutions may be attached to the Report rather than duplicating information on the Report.
Quarterly Certificate Forms for all Covered Persons are available through the ComplySci. Completed forms should be submitted through ComplySci for the review of compliance staff. All Covered Persons must submit a Quarterly Certification Forms even if there were no reportable transactions during the quarter. All Quarterly Certification and periodic brokerage statements must be maintained in an easily accessible place for a period of not less than six (6) years, the first two (2) years being in an appropriate office of CIM or electronically stored in the ComplySci web-based system.

The compliance staff shall review all Quarterly Report certifications submitted by Covered Persons and shall compare such individual reports of transactions entered into by the Company, its advisory affiliates and its advisory clients. The Compliance Associate shall immediately report to the CCO and senior management at the next meeting following the receipt of any report which indicates that a Personal Securities Transaction violated a provision of this Code.
The CCO and senior management shall consider reports made to it hereunder and, upon discovering that a violation of the Code has occurred, may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

Questions regarding interpretation of the Code or questions about its application to particular situations should be directed to the CCO.

IPOs and Private Placements Policy Pre–clearance
All Covered Persons are required to pre–clear transactions in Initial Public Offerings (IPOs) and Private Placements (Limited Offerings) using the Company’s Pre–Clearance Request Form via ComplySci. Pre–clearance will be valid for this the current offering.
The request to purchase a Limited Offering must include the offering documents.
Exceptions to Reporting
The Company’s Code does not require a Covered Person to submit:
1.A quarterly transaction report if the report duplicates information contained in confirmations or account statements received by the CCO as long as such information is received no later than thirty days after the end of the calendar quarter; and
2.Reports of transactions effected pursuant to an automatic investment plan.
Procedures
Quarterly
The CCO is responsible for reviewing and monitoring personal securities transactions of Covered Persons of the Company:
1.Comparing the list of Covered Persons against the Quarterly Personal Securities Transaction Reports collected each quarter to assure reporting compliance.
2.Reviewing all personal securities transactions of Covered Persons at least quarterly for trading abuses and will compare to other Company documents as necessary to assure that trading is in compliance with Company requirements.

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3.Assessing any pre-approved stocks in Quarterly Personal Securities Transaction Reports and potential fund investments in the Company’s business.
4.Updating pre-approved list of stocks, as necessary, to evaluate continuous participation in such investments by Covered Persons.

Annually
1.Comparing the list of Covered Persons against the Annual Personal Securities Holdings Reports collected to assure reporting compliance.
2.The Annual Personal Securities Holdings reports should be compared to a sample of Personal Quarterly Securities Transaction Reports and/or statements from financial institutions holding the accounts to assure the Covered Person is reporting personal securities transactions as required.
3.Updating pre-approved list of stocks, as necessary, to evaluate continuous participation in such investments by Covered Persons.

Pre-Clearance of Personal Securities Transactions

As mentioned above, Access Persons must seek preclearance when trading in any security held or considered for a client’s portfolio (except the models).

Any Access Person wishing to enter into such transactions shall submit via ComplySci - a notice to the CCO and/or the Compliance Associate. The notice shall:
a)state the name of the issuer and type of security or pre-approved stock, the proposed transaction date, the number of shares or the face amount of the security proposed to be purchased or sold; and,
b)represent that to the knowledge and belief of the advisory representative, after due inquiry, the proposed Personal Securities Transaction is not prohibited under the Code.

Such a notice shall be submitted, and approval of the proposed transaction shall be provided by the CCO or the Compliance Associate via the ComplySci platform, before execution of the proposed transaction. The Company’s Chief Investment Officer or Compliance Associate will approve the transactions of the CCO. The CCO or the Compliance Associate is required to approve the transactions of other Access Persons. Pre-Clearance approval of any such transaction shall be effective for five (5) business days following such approval. If five (5) business days expire prior to the execution of such transaction, a new written request shall be provided by the Access Person.
If the proposed Personal Securities Transaction is approved, a copy of the document evidencing approval and a copy of the notice requesting approval shall be maintained in an easily accessible place by CIM for a period of not less than six (6) years, the first two years being in an appropriate office of CIM. In addition, each Access Person shall comply with the reporting requirements set forth in this Code. Each Personal Securities Transaction requires its own approval. Ongoing Personal Securities Transactions requested by Covered Persons related to a pre-approved stock are subject to further review upon consideration of potential fund investments in the Company’s business.

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Section 7: Outside Business Activities Policy and Reporting

Relevant Exhibits
None
Outside Business Activities
The Company’s Covered Persons may not participate in Outside Business Activities that may have a negative impact on the performance of their job, conflict with their obligations to the Company, or otherwise reflect adversely upon the Company’s business, image or reputation.
In addition, as in business activities, Covered Persons’ personal activities must be undertaken with the utmost integrity. This principle extends to how Covered Persons conducts personal financial and tax affairs, and requires conduct is in a manner that does not adversely impact the business, image or reputation of the Company or otherwise reflect adversely upon the Company’s business, image or reputation.
Preapproval
The Company requires that Covered Persons obtain pre-approval for all Outside Business Activities including acting as either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise.

The Company does not require Covered Persons to pre-approve non-investment related activity that is exclusively charitable (Donor Advised Fund), civic, religious or fraternal and is recognized as tax exempt.
If the Outside Business Activities could pose a real or perceived conflict of interest with Company’s clients, or interfere with the Covered Person’s responsibilities to the Company, the CCO may prohibit such activity.
Executor/Trustee
In addition, Covered Persons may not accept a position as executor of an estate, trustee, or power of attorney without the prior approval of the CCO unless such position is for a family member.
Procedures
All Covered Persons are required to complete:
1.Outside Business Activities Pre-Approval Form(s) available through ComplySci, as applicable;
2. Annual Outside Business Activities Disclosure form available through ComplySci; and
3.If any employee is currently engaged in any other business either as a proprietor, partner, officer, director, employee, trustee, agent or otherwise, it must also be disclosed on the individual’s Form U-4 via the IARD system, if applicable.

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Section 8: Gifts and Entertainment Policy

Relevant Exhibits
None
Gifts and Entertainment
The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any director, officer or employee of the Company, or any of their family members, unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. In addition to this Code of Ethics, the Company’s Entertainment and Gift policy provides complete detail and guidance regarding the Company’s specific policy. Each employee should discuss with the CCO any gifts or proposed gifts for which they are not certain as to being appropriate. However, for both the employee's protection and that of the Company, it is extremely important that even the appearance of a possible conflict of interest be avoided. Extreme caution is to be exercised in any instance in which business related travel and lodging are paid for other than by the Company, and whenever possible, prior approval should be sought from the CCO. Any question as to the propriety of such situations should be discussed with the CCO for ultimate approval or disapproval. Each employee shall report any and all such entertainment/gifts/requests to the CCO who will maintain a compliance log of all such requests.

Employees should also be aware that areas in addition to Personal Securities Transactions, gifts and sensitive payments may involve conflicts of interest. The following are examples of situations involving real or potential conflicts:

1.    Information acquired in connection with employment with our organization may not be used in any way which might be contrary to or in competition with the interests of clients.

2.    Information regarding actual or contemplated investment decisions, research priorities or client interests should not be disclosed to persons outside our organization and in no way can be used for personal gain.

3. All outside relationships such as directorships, trusteeships or memberships in investment organizations (e.g., an investment club) should be approved by the CCO prior to acceptance of any such position.

4. No advisory representative, other than one exercising discretionary authority over client funds, shall advise clients to purchase, hold or sell stock or other securities. No advisory representative having discretionary authority over clients' funds shall exercise such discretion to invest such funds in securities issued by the Company's parent or in that of other affiliates.

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Section 9: Conflict of Interest

Directors, officers and employees have a duty to act in the best interests of the Company and its shareholders at all times. As part of this duty, directors, officers and employees are prohibited from engaging in any transaction which involves an improper conflict of interest.

A “conflict of interest” exists when a person’s private interests interfere in any way with the interests of the Company. A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a director, officer or employee, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

Conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company. Wherever a conflict of interest arises, the person involved must promptly disclose the circumstances of the conflict to the CCO.

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Section 10: Other Transactions

No employee shall participation on behalf of the Company, or any client of the Company or on such employee's own behalf in any of the following transactions:

a)Use of Company funds for political purposes;
b)Payments or receipt of bribes, kickbacks or other amounts with any understanding that part or all of such amount will be refunded or delivered to a third party (such as consultants to plans subject to ERISA) in violation of any applicable law;
c)Payments to governmental officials or employees other than in the ordinary course of business for legal purposes (e.g., payment of taxes);
d)Use of the funds or assets of the Company for any unlawful or improper purpose; and
e)Use of any device, scheme, or practice which operates, or is intended to operate, as a fraud or deceit upon the Company or any client of the Company.

Whether a violation of any of these rules has occurred shall be determined by the Company in the reasonable exercise of its judgment, regardless of whether or not any civil or criminal procedures have been instituted by any person.

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Section 11: Social Media and Networking Policy

Relevant Exhibits
None

Policy
The use of social networks and social media (collectively “social networks”) such as FaceBook, MySpace, X (formerly Twitter), LinkedIn, YouTube, etc., blogs, or other forms of online publishing or discussion) is widespread for both work and personal purposes. Employees who choose to create or participate in a social network must do so without interfering with the employees’ primary job responsibilities.

While social networks can foster connections between colleagues, employees, and friends, and allow the sharing of information quickly, the information posted on social networking sites is in the public domain and may reflect on the Company’s business. This is a real possibility, especially in an age where people regularly use search engines to find information about business contacts.

Employees who participate in social networking must adhere to the following guidelines relative to any communications related to the Company or to any Company personnel.

Personal vs. Business Use
1.In general, employees must keep personal social media activity distinct and separate from professional networking activity, and communication with purely social media sites should be conducted from personal email accounts only.
2.Personal social networking is not allowed on Company computers or other IT equipment at any time.
3.Employees are personally responsible for what they post. Postings are public and will be available for a long time even if an employee tries to modify it or remove it later. The Company disclaims any responsibility or liability for any other errors, omissions, loss or damages claimed or incurred due to any employee posting.
4.Employees are required to identify themselves when relevant and when publishing something about the Company, the work they do or any subjects associated with the Company use a disclaimer that the views expressed are exclusively their own. The disclaimer could say something like the following: “The views I express on this site are my own and do not represent those of the Company”.
5.Employees must ensure that the choice of words used does not suggest that the employee is representing the Company’s official position, unless the employee has been authorized to do so. For example, postings should be written in the first person (“I” rather “we”). Managers and executives of the Company must take special care when posting due to the nature of their positions; their personal postings may be interpreted as views and opinions of the Company even with standard disclosure language in place.

Testimonials
Federal securities laws prohibit advertising (which includes social media) that: refers to any testimonial concerning the adviser or any advice, analysis, report, or other service rendered by such adviser or any

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statement of a client’s experience or an endorsement by a client. The following guidelines must be followed to avoid testimonials:

1.Preventing “online friends” to post comments or recommendations to an employee’s social network, which may include the comments/recommendations of current and former Company employees.
2.Not writing recommendations or referrals for friends/associates. Employees are not to write any recommendations for others as it could create a potential liability situation. Requests for referrals should be directed to the CEO of the Company.
3.Restricting, where possible, the ability of others to post recommendations and should delete any recommendations received from others, where it is not possible to restrict.
4.Not providing a link to the Company website or disclosure of the Company’s website on the social networking site, (excluding LinkedIn).

Privacy and Violations of Other Company Policies
1.Employees are prohibited from using, disclosing, or posting Company or client confidential, proprietary and non-public information, or any documents related to the Company, its clients, and known clients. Also, employees should not comment on the Company’s confidential and financial information such as future business performance, business plans, or prospects. Disclosing such information may subject the employee or the Company to liability for insider trading or other violations of securities laws.
2.Employees must not engage in any communication that violates the Company’s policy prohibiting sexual and other unlawful harassment, the Company’s conduct rules. The Company expects its employees to be courteous and respectful towards supervisors, co-workers, clients, and other persons associated with the Company. Do not engage in any personal attacks on such individuals.
3.Employees are responsible for maintaining the security of passwords used to access social networking sites. Employees should not use the same password to access an external social media site that is used for internal company purposes, and should not give out passwords.
4.Employees must use caution about reposting information from other sites and should respect all copyright trademark, privacy, fair-use, financial disclosures and other laws. In accessing or using social networking employees must comply with the legal terms of code of conduct governing such sites.

Use of Company Name and Representations
Employees are prohibited from divulging the Company’s name or their position on social networks except for approved professional networking sites (e.g. LinkedIn). Furthermore, if an employee elects to use the Company’s name on LinkedIn and identifies themselves as a Company employee they must refrain from any disclosures that may harm the Company or misrepresent their job title or position, or post other negative comments.

Use of Email
Employees are prohibited from using the email function on any social networking site when communicating information that would be required to be retained under federal securities laws, which include all communications with clients as well as communications about client trades and client portfolios. In the event that an employee must use email to communicate, (for example, during a business continuity event) employee must send a copy of the email message to their Company’s email address so the record will be retained as required.

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Company Access
The Company retains the right to monitor all files and messages stored on and transmitted through Company computers, so employees have no reasonable expectation of privacy on social network sites accessed through Company computers, even if a private account is used.

Procedures
The CCO will conduct audits to monitor participation in social media and the use of the guidelines listed above. The Company reserves the right to determine whether particular conduct violates any part of this policy or is otherwise inappropriate. Violation may result in discipline, up to and including an unpaid suspension and/or immediate termination.

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Section 12: Political Contributions Policy and Reporting

Relevant Exhibits
    None

Background
SEC regulations require that Investment Advisers collect reports on personal political contributions.
Individuals may have important personal reasons for seeking public office, supporting candidates for public office, or making charitable contributions. However, such activities could pose risks to an investment adviser. For example, federal and state “pay-to-play” laws have the potential to significantly limit an adviser’s ability to manage assets and provide other services to government-related Clients. Rule 206(4)-5 of the Advisers Act encompasses activities of registered as well as unregistered investment advisers.

Rule 206(4)-5 (the “Pay-to-Play Rule”) limits political contributions to state and local government officials, candidates, and political parties by:

Registered investment advisers;

Advisers with fewer than fifteen clients that would be required to register with the SEC but for the “private advisor” exemption provided by Section 203(b)(3) of the Advisers Act;

Firms that solicit clients or investors on behalf of the types of advisers described above; and

“Covered associates” of the entities listed above. A covered associate is any general partner, managing member or executive officer, or other individual with a similar status or function.
The Pay-to-Play Rule defines “contributions” broadly to include gifts, loans, the payment of debts, and the provision of any other thing of value. Rule 206(4)-5 also includes a provision that prohibits any indirect action that would be prohibited if the same action was done directly.
The intent of Rule 206(4)-5 is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business (i.e., “pay-to-play” practices). SEC Rule 206(4)-5 accomplishes this by:
• Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local government entity for two years if covered employees of the firm make political contributions to certain officials of that government entity in excess of certain de Minimis levels;
• Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;
• Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from government entities; and

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• Requiring investment advisers to maintain books and records relating to state and local government entity clients, political contributions, use of placement agents, and information relating to covered employees.
CIM Chief Compliance Officer shall oversee the procedures set forth in this Policy.

Policy

Notwithstanding this Policy, it is never permitted for the Company and its employees, consultants or affiliates to make, or direct or solicit any other person to make, any political contribution or provide anything else of value for the purpose of influencing or inducing the obtaining or retaining of investment advisory services business.
A. Identifying Covered Associates and Restricted Persons

The CIM Compliance Department, with the assistance of supervisory personnel from other departments, shall identify actual or potential Covered Associates and Restricted Persons at CIM. Once identified, the CIM Compliance Department will notify each individual employee of his or her status as a Covered Associate or Restricted Person, execute the appropriate Look-Back procedure, and update respective Covered Associates/Restricted Persons lists as necessary.

Newly Qualified Covered Associates: Because Contributions made within two years prior to becoming a Covered Associate may trigger a ban on receiving compensation for Investment Advisory Services Business, the CIM Compliance Department will review each individual’s prior Contributions before allowing him or her to become a Covered Associate. The following are examples of the types of employees who could be subject to the Look-Back procedure:

a.Prospective new employees
b.Internal transfer or promotion of employees to Covered Associate positions
c.Solicitors (that is, any employee who Solicits Investment Advisory Services Business from a Government Entity).

B. Pre-Approval Procedures for Becoming a Covered Associate

Employees may not solicit Investment Advisory Services Business, or be promoted, transferred, or otherwise occupy any of the positions listed in the definition of Covered Associate, unless they have been pre-approved by CIM Compliance Department.

C. Pre-Approval of Personal Contributions, Coordination and Solicitation of Contributions, and Fundraising
1)Contributions: All Covered Associates and Restricted Persons are required to obtain approval from the CCO prior to making any Contribution of any value. However, contributions made to a candidate for federal office where the Candidate is not a state or local official at the time of the Contribution need not be pre-approved.

Covered Associates and Restricted Persons may obtain such approval from the CCO by completing a “Contribution Request Form.” In the ComplySci platform. The CCO will review and evaluate each Contribution request to determine whether the Contribution is permissible based

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upon the requirements of Rule 206(4)-5 and other CIM policies. Covered Associates and their immediate supervisor(s) will be notified in writing of the CCO’s final determination.

2)Coordinating or Soliciting Contributions, or Political Fundraising: All Covered Associates and Restricted Persons must obtain approval from the CCO prior to Coordinating or Soliciting Contributions, or engaging in any other political fundraising. Employees must use the Contribution Request Form to request approval for such activities. Coordinating or Soliciting Contributions, or political fundraising, may even include, for example, merely having one’s name appear in the letterhead or any other portion of a fundraising letter.

D. Prohibition Against Establishing or Controlling a Political Action Committee

Covered Associates and Restricted Persons are prohibited from establishing, controlling contributing to, or otherwise being involved with a PAC without receiving pre-approval from the CCO.

E. Examples of Permissible or Potentially Permissible Contributions; Pre-Approval Required

Although all Contributions by Covered Associates and Restricted Persons described above have to be pre-approved, the Contributions described below are examples of those which may be approved pursuant to the pre-approval process.

Contributions to any state candidate, local candidate or official, if:
a.The employee is entitled to vote for such candidate and the Contribution(s) do not exceed $350 per election; or

b.The employee is not entitled to vote for the candidate and the Contribution(s) do not exceed $150 per election.

F. Indirect Contributions

Employees are prohibited from performing any act which would result in a violation of Rule 206(4)-5 and/or this Policy, whether directly or indirectly, or through or by any other person or means. This means that they may not use other persons or entities, including CIM affiliates, placement agents, or third-party PACs, as “conduits” to circumvent Rule 206(4)-5 and/or this Policy.

Contributions made by others (for example, spouses, family members, placement agents, consultants, attorneys, businesses, etc.) at the direction or suggestion of an employee are considered to be made by that employee for purposes of this Policy. Because of the potential impact on CIM’ business, this Policy prohibits employees from circumventing this Policy or Rule 206(4)-5 in such manner or any other manner.

G. Contributions by CIM Covered Associates and Restricted Persons and Volunteering for a Campaign

All Contributions by CIM Covered Associates and Restricted Persons, including but not limited to in-kind Contributions, must be pre-cleared. Employees who wish to provide their services on a voluntary basis to political campaigns party committees or PACS must complete a “Contribution Request Form” and submit the Form to the CCO for final approval.
Covered Associates and Restricted Persons must also keep the following in mind:
a.To the extent they incur expenses from personal resources (e.g., hosting a reception) or utilize CIM resources (such as facilities, office space, funds, or personnel) in connection with such volunteer services, it could be considered an in-kind Contribution either by the individual or CIM, requiring pre-approval or subject to a ban as described above.

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b.Covered Associates and Restricted Persons who Solicit or Coordinate Contributions (such as serving on a candidate campaign’s finance committee) must obtain pre-approval as described above in this Policy.
c.No Covered Associates and Restricted Persons may undertake any political activity (i) using the CIM name, (ii) during working hours, (iii) on CIM premises and/or (iv) with the use of any CIM equipment, property, funds or personnel without obtaining pre-approval.

H. Quarterly Political Contributions Certification Form

The Company requires periodic attestations and reporting of political contributions via the ComplySci platform. All disclosed political contributions will be reviewed and approved by the CCO. The ComplySci platform enables the Company to easily:
1.Run testing against political contribution preclearance requests or the Company’s Code of Ethics policy
2.Generate and save reports of all contributions made by employees, spouses, and dependents
3.Identify exceptions including instances where employees’ preclearance requests or disclosures do not fully match with actual contributions
When reviewing the political contributions, the CCO will evaluate any potential conflicts of interest derived from any proposed or existing business of the Firm with any state or local government entities.
At the end of each three-month calendar quarter, the CIM Compliance Department will distribute to all Covered Associates and Restricted Persons a Quarterly Political Contributions Certification Form. This Form is intended to capture information regarding any Contribution made by each such employee during that calendar quarter.

Covered Associates and Restricted Persons must return the forms either:

(1)acknowledging that no Contributions were made, or
(2)disclosing all Contributions made, including Contributions for which the Covered Associate or Restricted Person received pre-clearance.

In order to protect the privacy of Covered Associates and Restricted Persons, the records shall be treated as confidential and may only be reviewed by person(s) with a “need to know” or for purposes of making necessary disclosures to the SEC, if required.
Based on the Company’s scope of business, the Company typically will not:
1.Provide advisory services for compensation to a government entity, either directly or through a pooled investment vehicle (specifically, a private fund or a registered investment company that is an investment option of a participant-directed plan or program of a government entity, including a college savings plan like a 529 plan and a retirement plan like a 403(b) or 457 plan), for two years after the adviser or certain of its executives or employees makes political contributions to an elected official or candidate for political office above $350 for a candidate they are eligible to vote for and $150 for a candidate they are not eligible to vote for, if the office is directly or indirectly responsible for, or can influence that government entity's selection of the adviser;
2.Pay or agree to pay a third-party placement agent or "finder" to solicit business from a government entity on the adviser's behalf unless the third party is a registered broker-dealer or SEC-registered investment adviser subject to pay to play restrictions; and

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3.Allow either the Firm not certain of its executives and employees from soliciting or coordinating contributions (i.e., "bundling") from others to a political official, candidate or political party in a state or locality where the Firm provides or is seeking to provide advisory services.
If the Company opts not to collect reports, the Company will be unable to solicit or provide investment advisory services to state and local government entities for a period of 2 years (“2 year lock out”).
Policies and Procedure Regarding Solicitation of Investment Advisory Services Business
The only employees of CIM who are allowed to Solicit Investment Advisory Services Business are those who have been pre-approved by the CCO under the Pre-Approval Procedures described above. No CIM employee may directly or indirectly use a third-party or an affiliate (i.e., anyone who is not an employee of CIM) to Solicit Investment Advisory Services Business without pre-approval from the Legal Department. Among other things, Legal Department will ensure that the third-party or affiliate is a permissible placement agent under SEC Rule 206(4)-5.

Federal PAC Administration Policies and Procedures
No CIM employee may be involved in the governance or operation of any PAC.

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Section 13: Code of Ethics Acknowledgements

Relevant Exhibits
None

Acknowledgements
The intent of the Code is to provide a framework for honesty and fair dealing, and to keep in compliance with the regulations which provide for the supervision of the business.
Every employee will receive a copy of this Code upon employment and at least annually thereafter. They will be required to annually acknowledge, in writing, their understanding of the Code and intent to comply with its intent. Additionally, employees have been provided to access with and have an understanding of the Compliance Manual.
Written acknowledgements of the Code must be submitted on the Initial/Annual Compliance Report:
1.Initially, when the Code is placed in service;
2.Initially, within ten days of employment by the Company;
3.Any time there have been amendments to the Code; and
4.Annually, within 45 days of calendar year end.
Procedures
The CCO is responsible for providing the Code and all amendments to the Code to Covered Persons and obtaining all required acknowledgements. Employee’s acknowledgments will be completed via the ComplySci platform.

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Section 14: Form ADV Disclosure

Relevant Exhibits
None

The Company will describe the key provisions of its Code of Ethics in Form ADV Part 2 (or equivalent brochure). The disclosure will state that the Company will provide a copy of its Code of Ethics to any client or prospective client upon request. The CCO will approve the initial ADV disclosure relating to the Code and any amendments.
The CCO or designated person will make a record of all requests and the date and to whom the Code was delivered.

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Section 15: Violations and Sanctions

Relevant Exhibits
None

Reporting any Illegal or Unethical Behavior or Violations of this Code
Employees of the Company are required to talk to the Managing Directors or CCO about observed illegal or unethical behavior. Employees are expected to cooperate in internal investigations of misconduct. Employees of the Company must read the Company’s Compliance Manual which describes procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or any other complaint by clients.
Any employee of the Company may submit a good faith concern regarding questionable accounting or auditing matters, or any other area of concern without fear of dismissal or retaliation of any kind.
Each employee of the Company shall promptly bring to the attention of both Managing Directors, any information they may have concerning any perceived violation of this Code, including any actual, apparent or potential conflicts of interest between personal and professional relationships, involving any employee of the Company, its contractors, it agents or its clients. The CCO will keep records of any violation of the Code of Ethics as well as any action taken as a result of the violation.
Sanctions
The Company will investigate all reported violations of the Code and, if violations are found, may take disciplinary action, if appropriate, against the individuals involved, and may make reports, if appropriate, to civil, criminal or regulatory authorities. Sanctions may include warnings, suspensions, fines, disgorgement of profits, and termination of employment.

Enforcement of this Code
The Company has adopted the following procedure for enforcing this Code:

1.    The Company will investigate all alleged violations of this Code. This investigation will be undertaken by the CCO and/or another person designated by the Managing Directors.

2.    In the event that the Company determines that a violation of this Code has occurred, the Company will take appropriate action against the violator, which may include termination of employment, reduction of authority or reduction in compensation.

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Section 16: Whistleblower Policy

Relevant Exhibits
None
General
CIM’s Code of Ethics requires all Supervised Persons and Covered Persons to observe the highest ethical standards of business in the conduct of their duties and responsibilities. In addition, other policies within CIM’s Compliance Manual (together with the Code, the “Manual”) place similar duties and obligations on CIM’s Supervised Persons. As employees, officers and/or representatives of CIM, you must observe exemplary standards of openness, integrity, honesty and trust in fulfilling your responsibilities, and comply with all applicable laws and regulations.

Reporting Responsibility
Each Supervised Person has a responsibility to report any violations of the Code, including any illegal acts or activity that is harmful to CIM, its Clients, or Investors. Deviations from controls or procedures that safeguard CIM or its Clients and Investors, should also be reported.

No Retaliation
No Supervised Person who in good faith reports a violation of the Manual shall suffer harassment, retaliation or adverse employment or any similar consequence. A Supervised Person who retaliates against someone who has reported a violation in good faith is subject to discipline up to and including termination of employment or a similar consequence if not employed by CIM. This Whistleblower Policy is intended to encourage and enable Supervised Persons and others to raise serious concerns within CIM prior to seeking resolution outside the CIM.

Reporting Violations
CIM encourages Supervised Persons to share their questions, concerns, suggestions or complaints with someone who can address them properly. In most cases, a Supervised Person’s supervisor, or if not an employee then such person’s principal liaison with CIM, is in the best position to address an area of concern. However, if you are not comfortable speaking with your supervisor or other similarly situated person, or you are not satisfied with such person’s response, you are encouraged to speak with the Chief Compliance Officer (“CCO”) or anyone in management whom you are comfortable in approaching. Supervisors and managers are required to report suspected violations of the Manual to the CCO, who has specific and exclusive responsibility to investigate all reported violations. For suspected fraud, or when you are not satisfied or uncomfortable with following CIM’s open door policy, individuals should contact the CCO directly.

In addition to speaking with your direct supervisor or the CCO, CIM permits Supervised Persons to report violations anonymously via mail to the CIM.

CCO
The CCO is responsible for investigating and resolving all reported complaints and allegations concerning violations of the Manual and, at his discretion, shall advise the Managing Directors of CIM. The CCO is a member of management and is required to report on a regular basis to the Managing Directors on compliance activity. The CCO will provide a copy of the record of any complaint or allegation which relates to CIM Supervised Persons promptly upon becoming aware of any such complaint or allegation.

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Accounting and Auditing Matters
The Managing Directors shall address all reported concerns or complaints regarding accounting practices, internal controls or auditing and work until the matter is resolved.

Acting in Good Faith
Anyone filing a complaint concerning a violation or suspected violation of the Manual must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of the Manual. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense.

Confidentiality
Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously. Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

Anyone considering making an anonymous complaint is strongly urged to consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, anyone considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, CIM encourages Supervised Persons to identify themselves when making reports of suspected violations. In responding to anonymous complaints, CIM will pay due regard to:

the fairness to any individual named in the anonymous complaint;

the seriousness of the issue raised;

the credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

the ability to ascertain the validity of the complaint and to appropriately resolve it without the assistance and cooperation of the person making the complaint.

Handling of Reported Violations
The CCO will notify the sender and acknowledge receipt of the reported violation or suspected violation within ten business days. All reports will be promptly investigated and appropriate corrective action will be taken if warranted by the investigation

Upon receipt of a complaint, investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. The CCO may enlist employees of the Company and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint. The results of each investigation will be reported timely to the Managing Directors and prompt and appropriate remedial action will be taken as warranted in the judgment of the Managing Directors. Any actions taken in response to a complaint will be reported to the complainant to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

A complainant who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the CCO and Managing Directors Counsel for their review a written complaint with an explanation of why the investigation or remedial action was inadequate.

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A complainant may submit a revised complaint on an anonymous basis in their sole discretion. The complainant should forward the revised complaint to the attention of the CCO and Managing Directors in the same manner as set out above for the original complaint.

The CCO and Managing Directors will review the complainant’s revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. CCO and Managing Directors will conduct a subsequent investigation to the extent and in the manner deemed appropriate. The CCO and Managing Directors may enlist employees of the Company and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. CCO and Managing Directors or his designated representative will inform the complainant of any remedial action taken in response to a revised complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

Retention of Complaints
The CCO will maintain all complaints received, tracking their receipt, investigation and resolution. All complaints and reports will be maintained in accordance with CIM’s record retention policy.

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Section 17: Global Anti-Corruption Policy

CIM requires its Supervised Persons, Covered Persons and anyone acting on behalf of the Company to maintain the highest standards of ethical business conduct. Supervised Persons are expected to act professionally, fairly and with integrity when acting on behalf of CIM. Among other things, this means that Supervised Persons must engage in honest competition and observe the Company’s Global Anti-Corruption Policy (the “Policy”), which strictly prohibits all forms of bribery and corruption in both the public and private sector. In particular, the Policy:

Prohibits Supervised Persons from directly or indirectly offering or giving anything of value to any person or entity designed to improperly obtain a benefit for the Company or improperly influence the conduct of the recipient;

Prohibits Supervised Persons from directly or indirectly requesting or receiving anything of value from any person or entity doing or seeking to do business with CIM designed to improperly influence the conduct of CIM or any of its Supervised Persons; and

Requires Supervised Persons to strictly observe all anti-corruption laws and regulations that may apply to CIM when doing business outside the United States.

This Policy, which may be updated periodically, serves as a reference guide to help you make decisions that are consistent with global anti-corruption laws as well as identify potential compliance issues so that you may seek advice before taking a particular action or report within the Company a potential violation. The Policy is organized into three sections as follows:

Part I – Overview of Global Anti-Corruption Laws

Part II – Policy Guidelines

Part III –Obligations of Supervised Persons; Questions

In developing this Policy, CIM considered the material risks associated with administering a global anti-corruption policy. This analysis includes risks such as:

Supervised Persons and/or CIM do not identify and comply with applicable anti-corruption laws and regulations;

Supervised Persons and/or CIM violate anti-corruption laws by giving or accepting a gift, entertainment, or other hospitality;

Supervised Persons and/or CIM do not detect and/or prevent a bribe offered or made by another person or entity associated with CIM, including business partners, third party intermediaries, and portfolio companies and their employees;

Supervised Persons do not report an anti-corruption violation to the appropriate CIM supervisory personnel;

CIM does not provide this Policy to all Supervised Persons; and

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CIM does not retain all Supervised Persons’ acknowledgements that they received and understand the Policy.

CIM has established the below guidelines to mitigate these risks.

Overview of Global Anti-Corruption Laws

When doing business outside the United States, CIM may be subject to certain anti-corruption laws and regulations, including the United States Foreign Corrupt Practices Act (“FCPA”). While a summary of the FCPA is provided below, this summary does not cover every aspect of those or other potentially applicable laws or regulations.

Many foreign countries, for example, have enacted their own anti-bribery laws and thus it is increasingly important to ensure that, in adhering to the Policy, you are familiar with the laws and regulations that apply to your area of responsibility.

A. Foreign Corrupt Practices Act

In 1977, the United States Congress enacted the FCPA. The statute contains two major types of provisions: the anti-bribery provisions and the accounting or books and records provisions. The anti-bribery provisions, which apply to United States (and some foreign) companies as well as their employees and agents, prohibit giving or offering to give anything of value to a foreign official, directly or indirectly, to corruptly retain business, secure future business, or obtain a commercial benefit. The accounting provisions of the FCPA serve to prevent payments prohibited under the FCPA’s anti-bribery provisions by requiring companies registered on a United States securities exchange to take reasonable steps to protect against off-book accounts and disbursements and other unauthorized payments by implementing adequate controls and keeping accurate books and records.

The FCPA’s anti-bribery provisions, which apply to CIM, are broadly written. They define improper payments as “anything of value,” which can include not only cash but also gifts, meals, entertainment, transportation, lodging, excessive promotional activities, political or charitable donations, discounts, employment or business opportunities, among other things. The FCPA sets no minimum value for what constitutes a bribe.

The definition of “foreign official” under the FCPA is also expansive. It includes any elected or appointed government official or any employee of a foreign government. The official or employee’s level within the hierarchy is irrelevant – payments to low-level officials are as improper as payments to high-level officials. Foreign officials also include candidates for public office and officers of public international organizations.

Improper payments to officers, directors, and employees of government-owned or government-controlled entities are also covered by the FCPA. Thus, in countries outside the United States where the government is heavily involved in the private sector, employees of banks, sovereign wealth funds, media organizations, companies involved in the sale or distribution of natural resources, such as oil and gas, and other entities may be considered “foreign officials” under the FCPA, even if the government is not the sole owner of the entity and the person and company at issue are performing what you may consider to be non-governmental functions.

B. Consequences for Anti-Corruption Law Violations

Violations of the FCPA, and other global anti-corruption laws by Supervised Persons can result in disciplinary action including termination of employment as well as criminal and civil liability for the Adviser and the Supervised Persons involved. Penalties can include significant jail time, millions of dollars in

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fines, disgorgement of profits, debarment from an industry or from government business, the risk of private lawsuits, as well as reputational damage and loss of good will. It should be noted that, under certain anti-corruption laws, companies are not permitted to reimburse employees for any fines imposed as a result of a violation.

Policy Guidelines

This next section addresses certain areas which present corruption risks for CIM and its Supervised Persons when doing business outside the United States. It also contains some guidelines to help you navigate these areas in a manner that is consistent with the Policy. This section and the below guidelines, however, do not address every situation that may pose a corruption risk for CIM and its Supervised Persons nor does it answer all questions regarding how the Policy should be applied or what action to take in a particular circumstance. Thus, if you have any questions regarding whether specific conduct would violate the Policy, you should obtain advice from your supervisor or CIM’s Chief Compliance Officer in advance of taking any action.

A. Gifts, Entertainment, and Other Hospitality

Regardless of the nature or value of the item, the giving or accepting of gifts, entertainment, and other hospitality can violate the FCPA, and other global anti-corruption laws if improperly given or accepted. Thus, in giving or accepting such items, Supervised Persons must take care to comply with this Policy, as well as other obligations such as those set forth in CIM’s Gifts and Entertainment Policy. Supervised Persons may not offer or give any gifts, entertainment, and other hospitality that could be perceived as an attempt to improperly influence anyone with whom we are doing business. In the same light, Supervised Persons may not request or accept any gift, entertainment, or other hospitality that would give the impression that any Supervised Persons or the Company can be influenced by such items.

To help minimize the risk that the offering, giving, requesting or receiving of any gifts, entertainment, and other hospitality could be perceived as a violation of the Policy, Supervised Persons are required to observe the following guidelines in connection with all business relationships and activities:

All gifts, entertainment, and other hospitality must comply with CIM’s Gifts and Entertainment Policy

All gifts of cash or cash equivalents (e.g., gift cards or certificates) are prohibited

All gifts, entertainment, and other hospitality must be reasonable, proportionate, and consistent with industry norms

All gifts, entertainment, and other hospitality must not be excessive, lavish, or inappropriate

All gifts, entertainment, and other hospitality that you know or suspect would violate local laws or the policies of the giver or recipient’s employer are prohibited

All gifts, entertainment, and other hospitality that are required to be reported must be timely and accurately reported and approved by the Chief Compliance Officer
In addition to the above guidelines, when considering whether to offer, give, request or receive any gifts, entertainment, or other hospitality, you should apply your common sense and good judgment. If you are unclear or have any questions as to whether a certain item is appropriate or permissible, please consult your supervisor or the Company’s CCO.

B. Business Partners and Third Party Intermediaries

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In adhering to the Policy, Supervised Persons must be mindful that under the FCPA, and other global anti-corruption laws CIM and its Supervised Persons can be held liable for a bribe offered or made by another person or entity working with or acting on behalf of CIM, if the Company or its Supervised Persons knew or should have known about the improper payment. Thus, it is important that Supervised Persons undertake the following measures when working with any business partner or third party intermediary that conducts business outside the United States:

Pre-Retention Anti-Corruption Due Diligence

Before CIM enters into a relationship or transaction with a prospective business partner or third party intermediary, the Supervised Person who has the primary day-to-day responsibility for a particular transaction (the “Transaction Executive”) must perform, in consultation with the CCO and, if necessary, a qualified third party firm, an anti-corruption due diligence review to determine whether the proposed party/transaction qualifies as appropriate for CIM.

Anti-Corruption Contract Provisions

The Transaction Executive should also ensure that there is a written contract containing appropriate global anti-corruption provisions. While each situation will vary and, accordingly, each contract will differ, at a minimum, a contract that has the potential to implicate global anti-corruption laws should contain provisions that (1) require the proposed contracting party to acknowledge that its owners and employees are aware of, understand, and agree to comply with the applicable anti-corruption laws; and (2) provide CIM with a right to terminate the relationship immediately in the event of any activities that may violate those laws.

Post-Retention Anti-Corruption Inquiries

If, at any point during the relationship or engagement, you learn of information that suggests the business partner or third party intermediary has or is expected to engage in conduct that may violate the Policy, you must report it to your supervisor or the CCO so that the Company can undertake an appropriate inquiry. If there is reason to question the activities of another person or entity working with or on behalf of CIM, you should immediately consider the possibility that, if not adequately investigated, that could indicate an anti-corruption violation for which you and CIM may be held responsible.

C. Portfolio Companies

As with business partners and third party intermediaries, CIM and its Supervised Persons could be held liable for global anti-corruption law violations based on the actions of CIM’s investee companies. This applies to companies in which CIM has a controlling or active investment (e.g., where a CIM Supervised Person joins the board or takes a key management position at the portfolio company) as well as companies in which CIM has a minority ownership or passive investment (e.g., where CIM merely provides an infusion of capital and does not participate in the management of the company). Thus, when contemplating investments in portfolio companies that are based overseas or that engage in business outside the United States, to the extent reasonable under the circumstances, Supervised Persons responsible for the portfolio company investment (or proposed portfolio company investment) are required to take the following steps:

Pre-Investment Anti-Corruption Due Diligence

Before making investments in companies with international operations, it is essential that the Transaction Executive, in consultation with the Company’s CCO and, when appropriate, a qualified third party firm, conduct an appropriate anti-corruption due diligence review. With a prospective business partner or third

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party intermediary, the anti-corruption due diligence work plan should be tailored to the investee company’s risk profile. Thus, the Transaction Executive should work with the Company’s CCO and, when appropriate, a qualified third party firm, in developing and executing an appropriate plan.

Ongoing Anti-Corruption Compliance

After the appropriate anti-corruption due diligence review is conducted, if a decision is made to invest in the company, the Transaction Executive should take appropriate and reasonable steps to ensure the portfolio company’s ongoing compliance with applicable anti-corruption laws, including:

Address any anti-corruption compliance weaknesses uncovered during the pre-investment due diligence phase;
Assist with the development or enhancement of anti-corruption policies and training; and
Request that the portfolio company’s employees sign an undertaking that they are aware of, understand, and agree to comply with the applicable anti-corruption laws.

Obligations of Supervised Persons

It is the responsibility of each and every Supervised Person to comply with CIM’s Global Anti-Corruption Policy. Any Supervised Person who has questions regarding the Policy should contact his or her supervisor or the CCO so that those questions may be properly addressed.

Each Supervised Person will be required to complete and certify in writing on an annual basis, a CIM Global Anti-Corruption Policy Acknowledgment Statement confirming that the Supervised Person fully understands the Policy, and acknowledging his or her commitment to comply with the Policy. Failure to adhere to the Policy will be grounds for appropriate disciplinary action including termination of employment or other relationship with CIM, and may result in serious civil sanctions or criminal prosecution against the individuals involved and the Company.
It is also the responsibility of each and every Supervised Person to report any suspected or actual violation of the Policy. Should a Supervised Person become involved in any situation where a request or offer is made for a bribe, kickback, or any other payment the propriety of which is questionable or which may violate the Policy, or where the Supervised Person has any knowledge of such request or offer, the Supervised Person is required to immediately report such information to their supervisor or the CCO. Under no circumstances shall the reporting of any such information serve as a basis for any retaliatory actions to be taken against any Supervised Person making the report. No retaliation means that any Supervised Person who reports a concern in good faith cannot and will not be subjected to any adverse employment or other similar action.

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Section 18: Compliance Oversight

Relevant Exhibits
None

The CCO’s responsibilities include the following:
1.Create and maintain a list of all Covered Persons;
2.Monitor personal securities transactions, brokerage statements, and/or the clients’ securities transactions for unusual trading patterns and reporting;
3.Communicate Code policies to employees upon hiring and during compliance meetings;
4.Require Covered Persons to read this Code and obtain required acknowledgments;
5.Monitor requests for a copy of the Company’s Code and subsequent delivery;
6.Review and revise the Code for adequacy and effectiveness at least annually;
7.Review and revise the Code of Ethics, as necessary;
8.Review and revise Form ADV disclosure of the Code;
9.Report material Code violations and sanctions to the Board of Directors, (as applicable), periodically;
10.Implement measures to prevent dissemination of material non-public information, when it has been determined that an employee has obtained such information, and add the security to the Company’s restricted list, (as applicable), thereby restricting officers, directors and employees from trading the securities for themselves or clients;
11.Document all Code violations or apparent violations promptly upon discovery and take appropriate action as necessary; and
12.Determine disciplinary action against any Covered Persons.
13.Ensure that Covered Persons have annual compliance training

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Section 19: Recordkeeping
Relevant Exhibits
None

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect actual transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and with the signed acknowledgement of the CEO.
The CCO will ensure that the following books and records are maintained in electronic or hard copy form for at least five years, two years in an easily accessible place:
1.A copy of each Code that has been in effect at any time during the past five years;
2.A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
3.A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past five years was, a Covered Person; (These records must be kept for five years after the individual ceases to be a Covered Person of the Company.)
4.Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports;
5.A list of the names of persons who are currently, or within the past five years were Covered Persons of the Company; and
As applicable, record of any decision and supporting reasons for approving the acquisition of securities by Covered Persons in IPO’s or Limited Offerings for at least five years after the end of the fiscal year in which approval was granted.

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EXHIBITS

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Exhibit A – Covered Persons

Chief Compliance Officer

Charles T. Cassel III., serves as the Company’s Chief Compliance Officer (“CCO”). Victor Maldonado serves as the Compliance Associate. In the event of Mr. Cassel being absent for any reason, Mr. Maldonado shall assume the role of CCO and all supervisory and compliance responsibilities until Mr. Cassel returns. In the event of both Mr. Cassel and Mr. Maldonado are absent simultaneously, Jonathan Binder shall assume the role of CCO, and all supervisory and compliance responsibilities until either Mr. Cassel or Mr. Maldonado return.

Chief Investment Officer and Chief Risk Officer

The Company has designated Charles T. Cassel III, Chief Risk Officer, and Jonathan Binder as the Chief Investment Officer of the Company.

Access Persons

Charles T. Cassel III	Jonathan Binder	Victor Maldonado
Trevor Proulx	Angel Hernandez	Alicia Cantrell
Odile Bagao	Alex Ryshawy	Dominic Leoni

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Exhibit B – Definitions

Access Person includes any Supervised Person who:
1.Has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any fund the Company or its control affiliates manage; or
2.Is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.
Because the Company’s primary business is providing investment advice, all of the Company’s directors, Officers, and partners are presumed to be Access Persons. (However, certain directors of the Company may not be considered Access Persons if they do not otherwise fall under the definition of Access Person.)
Advisory Person means:
1.Any Supervised Person of the Company or of any company in a control relationship to the Company, who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by any client of the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
2.Any natural person in a control relationship to the Company who obtains information concerning recommendations made to any client of the Company with regard to the purchase or sale of a security.
Beneficial Ownership has the same meaning as that term is defined in Rule 16a–1(a) (2) under the Securities Exchange Act of 1934, as amended (the Exchange Act), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act. This means that a person should generally consider their self the beneficial owner of any securities in which they have a direct or indirect pecuniary interest. In addition, a person should consider their self the beneficial owner of securities held by their spouse, their minor children or a relative who shares their home, or held by other persons who through any contract, arrangement, understanding or relationship provide them with sole or shared voting or investment power over such securities.
Client or Client Account means any Fund advised by the Company, any private investment funds advised by the Company, and any outside private account for which the Company serves as investment adviser and in which the Company (and persons associated with the Company) has no ownership interest, direct or indirect (other than as a shareholder of the mutual fund or as a member, partner or shareholder of any private investment funds advised by the Company).
Control is the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder control over the company. (Investment Company Act Section 2(a) (9)).
Covered Account is generally any account in the name of the Company or an Access Person or in which the Company or Access Person:
1.Has any direct or indirect beneficial ownership interest; and
2.Exercises control or influence; and/or
3.An account carried in the name of, or for the direct beneficial interest of, a person related to the Access Person (related person).
A Covered Account excludes any such account over which the Access Person exercises no control or influence (i.e., an account over which a third party or entity exercises exclusive discretionary authority).

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Covered Security includes any instrument that is considered a Security under the Advisers Act with the exception of the following:
1.Direct obligations of the U.S. government (e.g., treasury securities);
2.Bankers’ acceptances, bank certificates of deposit, commercial paper, and high quality short–term debt obligations, including repurchase agreements;
3.Shares issued by money market funds;
4.Shares of open–end mutual funds that are not advised or sub–advised by the Company or its affiliates; and
5.Shares issued by unit investment trusts that are invested exclusively in one or more open–end funds, none of which are funds advised or sub–advised by the Company or its affiliates. .
Fund means an investment company registered under the Investment Company Act.
Initial Public Offering means any offering of securities registered under the Securities Act of 1933, the issue of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.
Investment Advisers Act means the Investment Advisers Act of 1940, as amended.
Investment Company Act means the Investment Company Act of 1940, as amended.
Private Placement means any offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, 505 or 506 under the Securities Act of 1933. Private placements may include offerings of hedge funds and other private equity funds.
Purchase or sale of a security includes, among other things, the writing of an option to purchase or sell a security.
Related Person is deemed to include a Supervised Person’s:
1.Spouse;
2.Minor children; and
3.A relative who shares their home,
Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Persons are defined in Section 202(a) (25) of the Advisers Act as:
1.Directors, officers, and partners (or other persons occupying a similar status or performing similar functions);
2.Employees; and
3.Other person who provides advice on behalf of the investment adviser and is subject to the investment adviser’s supervision and control.

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